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EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Prologic Management Systems, Inc.

We hereby consent to the inclusion of our report dated June 4, 1999, except for Notes 1 and 15 which are as of July 12, 1999, relating to the consolidated balance sheet of Prologic Management Systems, Inc. and subsidiaries as of March 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year then ended, which report appears in the March 31, 1999 Form 10-KSB of Prologic Management Systems, Inc.

                                                     /s/  BDO SEIDMAN, LLP

Los Angeles, California
July 14, 1999